HOME FEDERAL BANK

2016* Loan Officer Incentive Plan (LOIP)

Participant:______________________________

* Partial Year Performance period January 1, 2016 to June 30, 2016.

Approved and adopted on February 10, 2016

HOME FEDERAL BANK

Loan Officer Incentive Plan (LOIP) Description

I. Plan Purpose -- The LOIP is an annual, cash-based variable incentive compensation plan. It is specifically designed to encourage selected Commercial Loan Officers (CLO) to produce results that enable the Bank to reach targeted levels of financial performance for the fiscal year. The LOIP provides participants with an opportunity to earn variable rewards that are contingent on (i) the net interest income (interest income less interest expense) produced from the CLO's identified loan portfolios; and (ii) the net income (interest income plus 1st year fee income, less interest expense) from the CLO's new loans originated during the performance period (loan growth).

The President and CEO will use the LOIP as a part of his overall management strategy to provide direction and encouragement to participants. The LOIP will help control the escalation in fixed compensation costs and provide participants with an opportunity to enhance their overall level of compensation. This should better enable the Bank to attract, motivate and retain the kinds of Loan Officers needed to ensure financial success. It should also create incremental shareholder value through the generation of enhanced earnings.

The LOIP is administered by the Compensation Committee of the Board of Directors. Under normal circumstances the plan remains in effect for the current performance period, the fiscal year. However, the Compensation Committee may discontinue or modify the plan, in its sole discretion, at any time during the performance period subject to the anticipated benefits created thereby.

II. Performance Period – This is a 12-month plan that is linked with portfolio performance and production targets established for the fiscal year. However, management may pay estimated awards, as deemed appropriate by the Compensation Committee, at intervals more frequent than annually. Each year the LOIP is reviewed and modified to ensure it is consistent with the financial measures in the annual business plan. Any financial measures that are related to lending performance in the LOIP are reviewed each year and adjusted to coincide with changes in participants, their compensation, and the LOIP formula.

For the partial plan year beginning January 1, 2016 and ending June 30, 2016, loan and deposit growth will be calculated from a base reporting period of June 30, 2015.

III. Plan Participants – The LOIP is intended for certain eligible Commercial Loan Officers. The President and CEO will review the CLO's at the beginning of each fiscal year and select those eligible to participate in the LOIP. Recommended participants and their participation levels are presented to the Compensation Committee for approval. The list of participating CLO's will be maintained in the records of the Compensation Committee. Participants who join the Bank during the targeted year may have special arrangements during the time they are developing their portfolios.

IV. Participation Levels – The LOIP will have three participation levels, two based on size of each CLO's book of business (BOB) and one for the CSM. BOB is defined as loans plus deposits assigned to a CLO. A minimum BOB equal to $10 million is needed for eligibility to participate in LOIP. Level I participants are those CLO's with BOB equal to or greater than $10 million but less than $50 million. Level II participants are those CLO's with BOB equal to or greater than $50 million. The Commercial Sales Manager (CSM), having responsibility for the overall Commercial division, will participate based on the combined portfolios of the CLO's participating in the LOIP.

Level I Participants will receive 2.00% of the net interest income (interest income less interest expense) from loans identified as having been originated by the particular CLO prior to the beginning of the fiscal year. Participants also receive 15.00% of the net income (interest income plus 1st year fee income and YTD commercial deposit fee income, less interest expense) from the CLO's loans originated during the performance period (loan growth).

Level II Participants will receive 3.00% of the net interest income (interest income less interest expense) from loans identified as having been originated by the particular CLO prior to the beginning of the fiscal year. Participants also receive 10.00% of the net income (interest income plus 1st year fee income and YTD commercial deposit fee income, less interest expense) from the CLO's loans originated during the performance period (loan growth).

The CSM will receive 1.00% of the net interest income (interest income less interest expense) from loans identified as having been originated by all CLO's including the CSM participating in the LOIP prior to the beginning of the fiscal year. The CSM will also receive 5.00% of the net income (interest income plus 1st year fee income and YTD commercial deposit fee income, less interest expense) from loans originated by all CLO's including the CSM participating in the LOIP during the performance period (loan growth).

Support staff participation will be determined by the CSM with each team member eligible for up to a 10% bonus based on most recent performance appraisal and division performance. Support staff bonuses will be deducted from the CLO & CSM incentive payments on a pro-rata basis of the total amounts earned for the period. A pay matrix is attached in Appendix C.

The President and CEO will review the participation levels and percentages at the beginning of each fiscal year and recommend any needed modifications to the Compensation Committee for all plan participants.

V. Plan Formula – Fiscal year performance is calculated for each participating CLO to ensure an accurate determination of portfolio performance. A portfolio rating is calculated based on the BOB performance as shown on attached Appendix A. Sample calculations for a Level I and II participant with a portfolio rating of 100% are provided on attached Appendix B.

Cumulative interest income from loans existing at the beginning of the performance period is calculated. Interest expense, equal to loan volume times the most recently available average cost of funds for the Bank, is deducted from interest income to determine loan officer contribution. Loan officer contribution is multiplied by the portfolio rating to calculate the income base. The income base is multiplied by the appropriate factor based on participation level to determine the incentive award from existing loans.

Cumulative interest income from growth in loans during the performance period is calculated. Interest expense, equal to the growth in loans times the most recently available average cost of funds for the Bank, is deducted from interest income to determine net interest income. 1st year fee income from loan originations plus YTD commercial deposit fee income is also added to determine loan officer contribution. Loan officer contribution is multiplied by the portfolio rating to calculate the income base. The income base is multiplied by the appropriate factor based on participation level to determine the incentive award from growth in Loans. A decline in a participant's loan portfolio will result in a negative impact to cumulative interest income for the performance period. This will, in effect, lower the incentive payment allocated for existing loans.

The incentive awards from existing loans and loan growth are added to determine the total award payment for the performance period.

VI. Book of Business Performance – BOB performance is used to calculate the portfolio rating to help ensure that asset quality, BOB growth, and other performance targets are met. BOB quality guidelines are established by the President and CEO with input from the Senior Credit Officer. There will be five performance measures: 1) Classified Loans - loans that are downgraded to "Special Mention" or lower during the performance period, regardless if loan is subsequently upgraded prior to the end of performance period. 2) Past Due Loans – loans that are past due 30 or more days at quarter end during performance period regardless if loan subsequently becomes current. 3) Net Losses – losses sustained due to charged off loans, deposit accounts, & fraud measured as a percentage of total loans assigned to CLO. 4) Deposit Growth – growth in deposit account balances as of the end of performance period measured as a percentage of target $ growth.

5) Loan Growth – growth in loan portfolio as of the end of the performance period measured as a percentage of target $ growth. Target $ growth will be assigned to each CLO based on growth expectations for the Bank. A sample calculation is provided on attached Appendix A. For the partial plan year beginning January 1, 2016 and ending June 30, 2016, loan and deposit growth will be calculated from a base reporting period of June 30, 2015.

For the CSM to attain BOB rating of 110%, all CLO direct reports must attain a minimum BOB rating of 100%.

<u>VII. Plan Communications</u> -- Following approval of the LOIP by the Compensation Committee, the President and CEO will ensure that all participants are notified of their participation, target awards, the plan formula, how incentive awards are calculated and what they may do to positively influence the size of their awards. During the performance period the President and CEO will ensure that all participants are provided with periodic updates on the status of the LOIP. This enables participants to project the formula awards for which they are potentially eligible.

<u>VIII. Award Determination</u> – Awards are calculated and deemed "earned" on a fiscal year annual basis. However, management may pay estimated awards, as deemed appropriate by the Compensation Committee, at intervals more frequent than annually. These awards are considered pre-payments of the annual award and subject to claw-back if the CLO is not employed at fiscal year-end June 30.

<u>IX. Award Payments</u> -- As soon as practical, following approval by the Compensation Committee, incentive awards are paid. The payments can be made by separate check or included in regular pay, but will be specifically designated as incentive awards and taxed accordingly. In order to receive award payments, participants must be employed and in good standing when the payments are made (written or verbal warning during performance period disqualifies participation in the LOIP).

<u>X. LOIP Review</u> -- In July of each calendar year in which the LOIP is in effect, the President and CEO, with input from the Chairman of the Board and the CFO, will review the LOIP and determine whether modifications should be proposed for the new plan year commencing on July 1. Any modifications are reviewed and approved by the Compensation Committee. The President and CEO will ensure that all participants are informed about any changes in the plan as soon as practical following approval and adoption of the new plan.

<u>XI. President and CEO and Compensation Committee Discretion</u> – The guidelines for the LOIP build structure into the incentive compensation determination process. Along with the guidelines, a certain amount of common sense and discretion are frequently needed. The President and CEO has the discretion to recommend certain awards to the Compensation Committee, should they be warranted. Similarly, members of the Compensation Committee may recommend certain discretionary awards. This is in keeping with good compensation management practices.

<u>XII. Understanding and Acceptance</u> – By signing the Loan Officer Incentive Plan, participant hereby understands and agrees to all terms and conditions contained in the LOIP.

Target Loan Growth:____________________ **Target Deposit Growth:_____________________**

Acknowledgement:

Manager:______________________________ **Participant:_______________________________**

Date: _________________

Appendix A

Home Federal Bank Book of Business Performance Factors											
Classified Loans As % of Total Loans		Past Due Loans > 30 Days As % of Total Loan Volume		Loan Growth As % of Target Growth		Net Losses As % of Total Loan Volume		Deposit Growth As % of Target Growth			
Percentage	Points	Percentage	Points	Percentage	Points	Percentage	Points	Percentage	Points	Total	Rating
0% - 0.1%	10	0% - 0.1%	10	> 110%	12	0% - .01%	10	> 110%	13		50
0.2- 2.0%	8	0.1 - 0.5%	8	90% - 110%	10	0.02 - .1%	8	90% - 110%	10		
2.1 - 4.0%	6	0.6 - 1.0%	6	80% - 89.9%	8	0.2 - 0.29%	6	80% - 89.9%	8		
4.1 - 6.0%	3	1.1 - 2.0%	3	70% - 79.9%	4	0.3 - 0.39%	3	70% - 79.9%	4		
6.1 - 8.0%	1	2.1 - 3.0%	1	65% - 69.9%	2	0.4 - 0.5%	1	65% - 69.9%	2		
Performance	10		10		0		10		10	40	80%

Appendix B

Home Federal Bank
Annualized Loan Officer Incentive Template - Level I

Performance Factors	Beginning Year 2016	Net Growth Year 2016	Totals for FY 2016
Volume	$0	$2,000,000	
Average Loan Volume	$20,000,000	$1,000,000	$21,000,000
Average Yield on Earning Assets	4.65%	4.50%	
Interest Income	$930,000	$45,000	$975,000
Plus 1st Year Fee Income	$0	$25,000	$25,000
Equals Total Annual Portfolio Income	$930,000	$70,000	$1,000,000
Average Cost of Funds	0.75%	0.75%	
Less Interest Expense	$150,000	$7,500	$157,500
Equals Loan Officer Contribution	$780,000	$62,500	$842,500
Times Portfolio Rating	100%	100%	
Equals Income Base	$780,000	$62,500	$842,500
% of Income Base as Incentive	2.00%	15.00%	
$ Formula Award	$15,600	$9,375	$24,975
Annual Salary	$85,000	$85,000	$85,000
Incentive Award % of Salary			29.38%

Appendix B Cont.

Home Federal Bank
Annualized Loan Officer Incentive Template - Level II

Performance Factors	Beginning Year 2016	Net Growth Year 2016	Totals for FY 2016
Volume	$0	$4,000,000	
Average Loan Volume	$40,000,000	$2,000,000	$42,000,000
Average Yield on Earning Assets	4.65%	4.50%	
Interest Income	$1,860,000	$90,000	$1,950,000
Plus 1st Year Fee Income	$0	$50,000	$50,000
Equals Total Annual Portfolio Income	$1,860,000	$140,000	$2,000,000
Average Cost of Funds	0.75%	0.75%	
Less Interest Expense	$300,000	$15,000	$315,000
Equals Loan Officer Contribution	$1,560,000	$125,000	$1,685,000
Times Portfolio Rating	100%	100%	
Equals Income Base	$1,560,000	$125,000	$1,685,000
% of Income Base as Incentive	3.00%	10.00%	
$ Formula Award	$46,800	$12,500	$59,300
Annual Salary	$100,000	$100,000	$100,000
Incentive Award % of Salary			59.30%

Appendix C

Commerical Support Staff Incentive Matrix

Performance Appriasal *	Loan & Deposit Goals: Achieved	Loan & Deposit Goals: Not Achieved
Exceeds Expectations (EE)	8.0% - 10.0%	6.0% - 7.5%
Meets Most Expectations (MM)	6.0% - 7.5%	4.0% - 5.5%
Meets Expectations (ME)	4.0% - 5.5%	2.0% - 3.5%
Does Not Meet Expectations (DM)	0%	0%

* Rating based on most recent performance appraisal
Not eligible for Incentive if on verbal or written warning during performance